Exhibit 99.1

NEWS RELEASE

Koss Corporation	CONTACT:	Michael J. Koss
4129 N. Port Washington Ave.		President and CEO
Milwaukee, Wisconsin 53212		414-964-5000
email: mjkoss@koss.com

**********FOR IMMEDIATE RELEASE**********

Koss Q3 Net Income Slips Despite Sales Increase

April 8, 2008 — Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S.-based high fidelity stereophone leader, has announced results for the period ending March 31, 2008.  Sales for the third quarter were up 4.2% to $10,003,648 compared to $9,601,291 for the same period one year ago.  Net income fell $105,137 or approximately 14% from $753,134 compared to $647,997 for the same period one year ago.  Third quarter diluted earnings per share were $0.18 compared with $0.20 one year ago.

“We were pleased to see some strengthening in the third quarter revenue numbers after declines in the first two quarters of the Company’s fiscal year,” Michael J. Koss, President and CEO, said.  “We were particularly impressed with our shipments to Europe, which saw an improvement of 21% during the quarter.”

Koss went on to explain that expenses relating to new product engineering and development had increased over the prior year and contributed to a decline in gross margins.

“We also followed through with our promotional plans for fiscal year 2008 despite the tougher than expected retail environment forecasted to follow our first two quarters,” Koss continued.  “It is commonplace to reduce these expenses in anticipation of difficult periods, but we chose instead to continue our promotional activities as an investment.”

“The gross margin reduction coupled with the increase in promotional expenses and increases in spending for legal fees relating to the protection of the Company’s intellectual property resulted in a decline in profits for the period of $105,137,” Koss said.

Sales for the nine months reached $34,740,651 and pulled within approximately 1% of the $35,148,974 posted for the same nine month period one year ago.  Net income for the nine months declined by approximately 13% from $3,730,572 compared to $3,230,223.  Diluted earnings per share for the nine months were $0.87 compared with $0.99 one year ago.

“Overall we are pleased with the results and remain committed to continuing the Company’s increased investment in new product development, the protection of our intellectual property, and promotional activities for the remainder of the fiscal year,” Koss said.

Koss Corporation will pay a quarterly dividend of $0.13 cents on April 14, 2008 to shareholders of record on March 31, 2008.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three Months		Nine Months
Period Ended March 31	2008	2007	2008	2007
Net sales	$10,003,648	$9,601,291	$34,740,651	$35,148,974
Cost of goods sold	6,438,524	5,998,723	22,059,172	21,540,297
Gross profit	3,565,124	3,602,568	12,681,479	13,608,677
Selling, general and administrative expense	2,602,122	2,494,886	7,757,424	7,849,596
Income from operations	963,002	1,107,682	4,924,055	5,759,081
Other income (expense)
Royalty income	87,501	81,249	262,501	243,747
Interest income	11,929	45,842	109,120	112,991
Interest expense	0	0	0	0
Income before income tax provision	1,062,432	1,234,773	5,295,676	6,115,819
Provision for income taxes	414,435	481,639	2,065,453	2,385,247
Net income	$647,997	$753,134	$3,230,223	$3,730,572
Earnings per common share:
Basic	$0.18	$0.20	$0.88	$1.01
Diluted	$0.18	$0.20	$0.87	$0.99
Dividends per common share	$0.13	$0.13	$1.39	$0.39

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